Exhibit 99.2

NEWS RELEASE
December 02, 2003

DATAWAVE ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Vancouver, British Columbia, Canada, December 2nd , 2003 (TSX-V: DTV, OTCBB: DWVSF): DataWave Systems Inc., a leading provider of electronic merchandising hardware and software solutions, announced today that Vijay Fozdar and Michael Frankel will join the Company's Board of Directors.

Mr. Fozdar is CEO and a Director of AsiaDemand, Inc., a China-based distribution and technology transfer firm that has been majority-owned by Pequot Capital Management, Inc. He is Vice Chairman of OilChina, a subsidiary of China National Petroleum Corporation and Vice-Chairman of Sino-ChangChing, both AsiaDemand joint ventures. Mr. Fozdar is also Senior Managing Director of Bristol WorldSource, Inc., an M&A advisory firm, whose clients include RockRidge Capital Partners, Inc. and DB Advisors, LLC, a unit of Deutsche Bank. Mr. Fozdar's 30-year career includes senior positions in international and domestic public and private companies in a variety of industries. "It's an honor to join DataWave's Board and contribute to this remarkable company with exciting systems and solutions that meet the needs of the rapidly expanding global payments industry."

Mr. Frankel, who recently joined General Electric Consumer Finance as Vice President, Business Development, is a seasoned corporate development and finance executive with extensive experience in mergers and acquisitions. "I am very impressed by DataWave's technological capabilities and look forward to working with DataWave's other directors to develop DataWave's strategic direction and to grow the Company as an industry leader," said Mr. Frankel.

"Both Vijay and Michael bring excellent experience and qualifications to DataWave" said Josh Emanuel, Chairman and CEO of DataWave. "We are excited by the prospect of utilizing their expertise and we believe their contacts will also be invaluable."

Sydney Franchuk and Donald Sider have tendered their resignations from the Board. The Company's management and the other members of the Board of Directors wish to thank Syd and Don for their contributions to DataWave.

DataWave's Board of Directors now consists of:

Josh Emanuel	Chairman & CEO
Vijay Fozdar	Independent director
Michael Frankel	Independent director
Graham Jackson	Independent director
Alan Trope	director

DATAWAVE News Release	Page 1 of 2

2

About DataWave (http://www.datawave.ca)

DataWave has been an innovator and developer of prepaid and stored-value programs since it was founded in 1994. DataWave pioneered a system that allows for point-of-sale authorization and reload of high value, high shrinkage products, such as cash cards and phone cards. The system works equally well over the Internet, through intelligent free-standing vending machines or with various point-of-sale devices, including cash registers.

DataWave Systems Inc.

John Gunn
General Manager, CFO

"DataWave" is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

"The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release."

For further information, please contact:

Josh Emanuel	or	John Gunn
Chairman & CEO		General Manager, CFO
DataWave		DataWave
Ph: (973) 831-3001		Ph: (604) 874-1302
E-mail: info@datawave.ca